Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

MATRIX SERVICE REPORTS EARNINGS OF $0.07 PER FULLY DILUTED SHARE

FOR SECOND QUARTER

Second Quarter 2005 Highlights:

•	Revenues were $113.5 million versus $170.9 million a year earlier;

•	Net income was $1.3 million compared with $3.1 million in the second quarter a year ago;

•	Gross margins increased to 9.7% from 7.7% for the second quarter a year earlier; and

•	Fully diluted EPS was $0.07 versus $0.18 in the same quarter a year ago.

Six-Month 2005 Highlights:

•	Revenues were $198.5 million versus $329.7 million for the same period in fiscal 2004; and

•	Fully diluted EPS was $0.02 versus $0.40 a year earlier.

TULSA, OK – January 6, 2005 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported total revenues for the second quarter ended November 30, 2004 were $113.5 million, compared with $170.9 million recorded a year earlier.

Net income for the second quarter of fiscal 2005 was $1.3 million, or $0.07 per fully diluted share, versus $3.1 million, or $0.18 per fully diluted share, in the second quarter a year ago. EBITDA (1) for the second quarter of fiscal 2005 was $5.0 million, compared with $7.6 million for the same period last year. Gross margins on a consolidated basis increased to 9.7% from 7.7% reported for the second quarter a year earlier. Matrix also incurred interest and legal expenses in the second quarter of $1.8 million, or $0.06 per fully diluted share, related to collection issues previously disclosed as well as $0.2 million for incremental outside costs related to compliance with Section 404 of the Sarbanes Oxley Act of 2002.

Brad Vetal, President and Chief Executive Officer of Matrix Service said, “Our second quarter results showed substantial improvement over the first quarter, although the additional costs associated with our collection efforts on the disputed contracts continues to exceed estimates. We now expect a similar quarterly impact from these disputes until the matters are settled sometime this calendar year. Our consolidated margins also improved from the first quarter, but remain lower than forecast as the prolonged industry slow-down we experienced over the previous three quarters resulted in a more competitive pricing environment than anticipated. Construction Services continues to see start dates slip into fiscal 2006 for our current backlog as well as projects we are bidding or following. We have mitigated this trend by replacing these revenues with low risk, lower-margin maintenance contracts in both the Downstream Petroleum and Power Industries. These long-term contracts provide us with a continuity of work to help absorb fixed costs. This strategy should allow us to retain key personnel to support the increased Construction Services activity we anticipate over the next few years.”

Revenues for the Construction Services segment were $59.9 million in the second quarter of fiscal 2005 compared with $126.0 million a year earlier. The decrease was due to significantly lower construction work in the Power Industry, where second quarter revenues fell 78.9% to $19.3 million from $91.5 million in the second quarter of fiscal 2004. These declines were partially offset by Other Industries revenues, which increased 207.8% to $10.9 million from $3.6 million a year earlier. Other Industries revenues consisted primarily of wastewater, food and beverage, electronics and paper industries. Construction Services’ gross margins increased to 9.1% from 7.2% in the second quarter of 2004 as the lower-margin Power Industry work completed in fiscal 2004 was replaced with higher-margin Other Industries work.

Revenues from Repair and Maintenance Services advanced 19.3% to $53.6 million in the quarter from $44.9 million in the second quarter of fiscal 2004. The increase of $8.7 million was due primarily to higher Downstream Petroleum Industry revenues where second quarter revenues increased 25.7% to $46.9 million from $37.3 million a year earlier. Gross margins increased to 10.3% in the quarter from 9.0% in the second quarter a year ago due primarily to a higher volume of refinery turnarounds.

(1)	The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Matrix believes that EBITDA is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

Matrix Service Company

January 6, 2005

Vetal said, “Our backlog continues to increase and stood at $147.9 million at November 30, 2004. We still believe our revenue guidance of $425 million to $475 million is attainable, as the Company has been awarded a number of terminal expansion and modification projects as well as longer-term maintenance contracts. However, we believe the continued financial drain related to our collection efforts and the current mix of work will result in annual earnings of $0.20 to $0.30 per fully diluted share for the fiscal year ending May 31, 2005 versus our prior guidance of $0.45 to $0.55.”

For the six months ended November 30, 2004, Matrix Service reported consolidated revenues of $198.5 million versus $329.7 million recorded in the year-earlier period.

Net income for the six-month period was $0.4 million, or $0.02 per fully diluted share, versus $7.0 million, or $0.40 per fully diluted share for the same six-month period a year earlier. EBITDA (1) for the six months was $6.2 million, compared with $16.3 million for the year-earlier period. Consolidated gross margins increased to 8.9% from 7.9% a year earlier. Matrix also incurred interest and legal expenses in the six-month period of $2.9 million, or $0.10 per fully diluted share, related to collection issues previously disclosed as well as $0.4 million for incremental outside costs related to compliance with Section 404 of the Sarbanes Oxley Act of 2002.

Revenues for the Construction Services segment were $104.3 million, compared with $249.4 million for the six months ending November 30, 2003. The decrease was due to significantly lower construction work in the Power Industry, where revenues for the six-month period fell 82.7% to $30.6 million versus $176.5 million for the same six-month period last year. Revenues declined in the Downstream Petroleum Industry to $57.8 million, versus $67.4 million a year earlier. These decreases were partially offset by higher Other Industries revenues, which increased 190.1% to $16.0 million in the recent six-month period, versus $5.5 million a year earlier. Gross margins in the Construction Services segment increased slightly to 7.9% from 7.6% a year earlier, as the lower margin Power Industry work completed in fiscal 2004 was partially replaced with higher margin Other Industries work.

Revenues for Repair and Maintenance Services rose $13.9 million, or 17.3% to $94.2 million for the six-month period ending November 30, 2004 from $80.3 million for the first six months of fiscal 2004. The increase was primarily due to significantly higher Downstream Petroleum Industry work where revenues rose 20.4% to $83.5 million, versus $69.3 million for the same six-month period last year. Revenues also increased from Other Industries to $5.8 million versus $4.3 million for the same six-month period last year. These increases were partially offset by lower Power Industry revenues, which fell 26.1% to $4.9 million in the six-month period from $6.7 million in the same six-month period last year. Gross margins increased to 10.0% from 9.1% in the six months ending November 30, 2003.

In conjunction with the press release, Matrix Service will host a conference call with Brad Vetal, president and chief executive officer, and Les Austin, vice president and chief financial officer. The call will take place today at 11:00 am (EST)/10:00 am (CST) today and will be simultaneously broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of the live call.

Matrix Service Company

January 6, 2005

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:

Les Austin	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co.
918/838-8822	212/888-0044
laustin@matrixservice.com	tnguyen@sternco.com

Matrix Service Company

January 6, 2005

Matrix Service Company

Consolidated Statements of Income

(in thousands, except share and per share data)

	Three Months Ended November 30, (unaudited)		Six Months Ended November 30, (unaudited)
	2004	2003	2004	2003
Revenues	$113,522	$170,913	$198,461	$329,675
Cost of revenues	102,554	157,835	180,779	303,517

Gross profit	10,968	13,078	17,682	26,158
Selling, general and administrative expenses	7,756	7,194	14,889	14,002
Restructuring, impairment and abandonment	(27)	54	148	52

Operating income	3,239	5,832	2,645	12,104

Other income (expense):

Interest expense	(1,080)	(737)	(1,981)	(1,441)
Interest income	1	3	1	14
Other	22	117	14	183

Income before income tax expense	2,182	5,213	679	10,860

Provision for federal, state and foreign income tax expense	889	2,121	278	4,413
Net earnings of joint venture	—	—	—	510

Net income	$1,293	$3,092	$401	$6,957

Earnings per share of common stock:
Basic	$0.07	$0.19	$0.02	$0.43
Diluted	$0.07	$0.18	$0.02	$0.40

Weighted average number of common shares:
Basic	17,319,133	16,498,412	17,294,411	16,340,145
Diluted (includes dilutive effect of stock options)	17,605,025	17,543,707	17,673,718	17,447,264

Matrix Service Company

January 6, 2005

Matrix Service Company

Consolidated Balance Sheets

(in thousands)

	November 30, 2004	May 31, 2004

	(unaudited)
ASSETS:

Current assets:
Cash and cash equivalents	$1,152	$752
Accounts receivable, less allowances (November 30 - $1,034, May 31 - $1,037)	86,877	88,336
Costs and estimated earnings in excess of billings on uncompleted contracts	23,651	24,221
Inventories	5,071	4,584
Income tax receivable	1,630	3,220
Deferred income taxes	1,457	1,493
Prepaid expenses	3,259	2,368

Total current assets	123,097	124,974

Property, plant and equipment at cost:
Land and buildings	25,210	24,518
Construction equipment	32,018	31,294
Transportation equipment	12,704	12,445
Furniture, fixtures and office equipment	8,896	8,743
Construction in progress	385	1,593

	79,213	78,593

Accumulated depreciation	36,156	32,939

Net property, plant and equipment	43,057	45,654

Goodwill	49,957	49,666
Other assets	1,259	1,253

Total assets	$217,370	$221,547

Matrix Service Company

January 6, 2005

Matrix Service Company

Consolidated Balance Sheets

(in thousands, except share data)

	November 30, 2004	May 31, 2004
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$37,728	$27,528
Billings on uncompleted contracts in excess of costs and estimated earnings	16,533	13,388
Accrued insurance	2,896	2,152
Other accrued expenses	7,163	11,264
Current capital lease obligation	58	—
Current portion of long-term debt	24,773	4,893
Current portion of acquisition payable	1,881	1,835

Total current liabilities	91,032	61,060

Long-term debt	28,232	64,209
Acquisition payable	5,758	5,614
Long-term capital lease obligation	126	—
Deferred income taxes	5,017	4,949

Stockholders’ equity:
Common stock - $.01 par value; 30,000,000 shares authorized and 19,285,276 shares issued as of November 30, 2004 and May 31, 2004	193	193
Additional paid-in capital	56,277	56,101
Retained earnings	35,966	35,585
Accumulated other comprehensive income (loss)	200	(395)

	92,636	91,484

Less: Treasury stock, at cost – 1,956,950 shares as of November 30, 2004 and 2,084,950 shares as of May 31, 2004	(5,431)	(5,769)

Total stockholders’ equity	87,205	85,715

Total liabilities and stockholders’ equity	$217,370	$221,547

Matrix Service Company

January 6, 2005

Matrix Service Company

2nd Quarter Results of Operations

(in thousands)

	Construction Services	Repair & Maintenance Services	Other	Combined Total
Three Months ended November 30, 2004
Consolidated revenues	$59,946	$53,576	$—	$113,522
Gross profit	5,440	5,528	—	10,968
Operating income	1,268	1,944	27	3,239
Income before income tax expense	552	1,603	27	2,182
Net income	329	948	16	1,293

Segment assets	124,722	63,389	29,259	217,370
Capital expenditures	168	120	107	395
Depreciation and amortization expense	931	856	—	1,787

Three Months ended November 30, 2003
Consolidated revenues	$126,002	$44,911	$—	$170,913
Gross profit	9,021	4,057	—	13,078
Operating income	4,567	1,263	—	5,830
Income before income tax expense	4,163	1,050	—	5,213
Net income	2,543	549	—	3,092

Segment assets	133,834	63,224	23,176	220,234
Capital expenditures	296	472	540	1,308
Depreciation and amortization expense	840	777	—	1,617

Six Months ended November 30, 2004
Consolidated revenues	$104,272	$94,189	$—	$198,461
Gross profit	8,232	9,450	—	17,682
Operating income	300	2,493	(148)	2,645
Income (loss) before income tax expense	(983)	1,810	(148)	679
Net income (loss)	(588)	1,077	(88)	401

Segment assets	124,722	63,389	29,259	217,370
Capital expenditures	256	208	323	787
Depreciation and amortization expense	1,812	1,707	—	3,519

Six Months ended November 30, 2003
Consolidated revenues	$249,409	$80,266	$—	$329,675
Gross profit	18,877	7,281	—	26,158
Operating income	9,836	2,268	—	12,104
Income before income tax expense	9,019	1,841	—	10,860
Net income	5,941	1,016	—	6,957

Segment assets	133,834	63,224	23,176	220,234
Capital expenditures	584	1,124	859	2,567
Depreciation and amortization expense	1,750	1,430	—	3,180

Matrix Service Company

January 6, 2005

Segment Revenue from External Customers by Industry Type

	Construction Services	Repair & Maintenance Services	Total
Three Months Ended November 30, 2004
Power Industry	$19,314	$3,560	$22,874
Downstream Petroleum Industry	29,687	46,873	76,560
Other Industries	10,945	3,143	14,088

Total	$59,946	$53,576	$113,522

Three Months Ended November 30, 2003
Power Industry	$91,463	$4,359	$95,822
Downstream Petroleum Industry	30,984	37,279	68,262
Other Industries	3,556	3,273	6,829

Total	$126,002	$44,911	$170,913

Six Months Ended November 30, 2004
Power Industry	$30,568	$4,923	$35,491
Downstream Petroleum Industry	57,753	83,502	141,255
Other Industries	15,951	5,764	21,715

Total	$104,272	$94,189	$198,461

Six Months Ended November 30, 2003
Power Industry	$176,482	$6,660	$183,142
Downstream Petroleum Industry	67,429	69,344	136,773
Other Industries	5,498	4,262	9,760

Total	$249,409	$80,266	$329,675

Matrix Service Company

January 6, 2005

Non-GAAP Financial Measure

EBITDA is a supplemental, non-generally accepted accounting principle financial measure. EBITDA is defined as earnings before taxes, interest expense, depreciation and amortization. We have presented EBITDA because we believe that it is an important supplemental indicator of the operational strength of our business. EBITDA is also used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our consolidated statements of income entitled “net income” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions which are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•	It does not include interest expense. Because we have borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include taxes. Because the payment of taxes is a necessary and ongoing part of our operations, any measure that excludes taxes has material limitations.

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations.

EBITDA for the three and six month periods ended November 30, 2004 was $5.0 million and $6.2 million, respectively, compared to $7.5 million and $16.3 million for the three and six month periods ended November 30, 2003. A reconciliation of EBITDA to Net Income follows:

	Three Months Ended November 30,		Six Months Ended November 30,
	2004	2003	2004	2003
	(in thousands)		(in thousands)
Net Income (loss)	$1,293	$3,092	$401	$6,957
Interest Expense, net	1,079	734	1,980	1,427
Provision (benefit) for income taxes	889	2,121	278	4,760
Depreciation and amortization	1,787	1,617	3,519	3,180

EBITDA	$5,048	$7,564	$6,178	$16,324

The $2.5 million (33%) decrease and $10.1 million (62.0%) decrease in EBITDA for the three months and six months ended November 30, 2004, respectively, was primarily the result of lower earnings in fiscal 2005 compared to fiscal 2004.